Exhibit 99.1

    News Release

Relisting of Weatherford’s Ordinary Shares on NASDAQ
Company Will Trade Under the Symbol “WFRD”
HOUSTON, June 1, 2021 – Weatherford International plc (OTC Pink: WFTLF) (“Weatherford” or the “Company”) today announced that The Nasdaq Stock Market LLC (“NASDAQ”) has approved its application for the relisting of Weatherford’s ordinary shares on NASDAQ under the ticker symbol “WFRD”, effective with the opening of trading on Wednesday, June 2, 2021.
Girish Saligram, President and Chief Executive Officer, commented, “We are excited to fully return to the public markets on the Nasdaq stock exchange as WFRD. We have great confidence in our operating posture and commercial profile to create sustainable profitability, and believe our relisting will allow a broader base of investors the opportunity to participate in that value creation. We are incredibly proud of our heritage, which is built on a legacy of innovation and believe our best days are ahead as we forge our path as the new Weatherford.”
About Weatherford
Weatherford is a leading wellbore and production solutions company. Operating in more than 75 countries, the Company answers the challenges of the energy industry with its global talent network of approximately 17,000 team members and approximately 380 operating locations, including manufacturing, research and development, service, and training facilities. Visit weatherford.com for more information or connect on LinkedIn, Facebook, Twitter, Instagram, or YouTube.

Contacts
For Investors:
Mohammed Topiwala
Weatherford Investor Relations
+1 713-836-7777
investor.relations@weatherford.com

For Media:
Kelley Hughes
Director, Global Communications
+1 713-836-4193
kelley.hughes@weatherford.com

Forward-Looking Statements
This news release contains forward-looking statements, which are generally identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “outlook,” “budget,” “intend,” “strategy,” “plan,” “guidance,” “may,” “should,” “could,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions, although not all forward-looking statements contain these identifying words. Such statements are based upon the current beliefs of Weatherford’s management and are subject to significant risks, assumptions, and uncertainties. Should one or more of these risks or uncertainties materialize, or underlying assumptions prove incorrect, actual results may vary materially from those indicated in our forward-looking statements. Readers are cautioned that forward-looking statements are only predictions and may differ materially from actual future events or results, including Weatherford’s ability to satisfy continued listing standards of NASDAQ; the price and price volatility of oil and natural gas; the extent or duration of business interruptions, demand for oil and gas and depressed commodity prices associated with COVID-19 pandemic; general global economic repercussions related to COVID-19 pandemic; the macroeconomic outlook for the oil and gas industry; and operational challenges relating to the COVID-19 pandemic and efforts to mitigate the spread of the virus, including logistical challenges, protecting the health and well-being of our employees, remote work arrangements, performance of contracts and supply chain disruptions; our ability to generate cash flow from operations to fund our operations; and the realization of additional cost savings and operational efficiencies. Forward-looking statements are also affected by the risk factors described in the Company’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020, and those set forth from time-to-time in the Company’s other filings with the SEC. We undertake no obligation to correct or update any forward-looking statement, whether as a result of new information, future events, or otherwise, except to the extent required under federal securities laws.